77Q1(a) Copies of any material amendments to the registrant’s charter or by-laws;

(a)(1)	Amended and Restated By-laws of the registrant are filed herewith.

77Q2;  Annual Supplement to the Form Containing Information Called for by Item 405 of Regulation S-K

(a)	Supplement to the Form Containing Information Called for by Item 405 of Regulation S-K of the registrant is filed herewith.